EXHIBIT 99.1

NEWS RELEASE

RANGE RESOURCES CORPORATION TO ADD NEW INDEPENDENT DIRECTORS TO BOARD

FORT WORTH, TEXAS, July 9, 2018. RANGE RESOURCES CORPORATION (NYSE: RRC) and SailingStone Capital Partners, LLC, owner of approximately 17% of Range’s shares outstanding, today jointly announced that they have entered into an agreement for Range to appoint two mutually agreed upon independent directors to its Board of Directors. Once identified and approved by the Board and SailingStone, the new directors will be appointed to the Board immediately and would be expected to stand for election at Range’s 2019 Annual Meeting of Stockholders. With these planned appointments, along with the recent departure of a director and the planned departure of a second director who has announced his retirement from the Board effective September 30, 2018, Range’s Board will be comprised of 10 directors, nine of whom will be independent. Range and SailingStone have also agreed to reduce the Board size to nine members by the 2019 annual stockholder meeting as part of the Board renewal process.  Additionally, the Company plans to initiate an external search for an Executive Vice President to supplement and strengthen the Company’s management team. Finally, the Company has agreed to separate the Chairman and CEO roles and the Board has appointed Greg G. Maxwell, an independent Director, to the position of Chairman of the Board effective immediately.

Ken Settles, a Managing Partner at SailingStone, said, “Range Resources has built a large, contiguous acreage position in one of the lowest-cost parts of the Marcellus Shale. The company’s advantaged geology, scale, low decline rate and operational expertise should support capital-efficient development for many years to come. Range’s Marcellus Shale position is truly world-class in terms of the returns and free cash flow that it generates, and is increasingly differentiated within the industry in terms of its remaining drilling inventory. We believe that the strategic changes previously announced by the company, combined with the new initiatives outlined in this agreement, will serve shareholders well as Range shifts its focus back toward developing the Marcellus Shale, reducing leverage and employing the “Shale 2.0” business model. We thank the Range Board for their engagement on these issues, and look forward to working with the company to add two new directors to the Board.”

Greg G. Maxwell, Range’s newly appointed Chairman, said, “Range appreciates the constructive relationship the Company has with SailingStone, and is committed to ensuring that our Board has the experience needed to continue to oversee the execution of our strategy and the further development of our top tier assets.  Our agreement with SailingStone reflects our mutual alignment on realizing the full value creation potential for all shareholders of the Company. We look forward to continuing to work with SailingStone to identify two new, highly-qualified independent directors whose skills and   experience will be additive to those already represented on our Board.”

Under the terms of the agreement being filed today with the U.S. Securities and Exchange Commission, SailingStone has agreed to vote all of its shares in support of Range’s slate of director nominees, which is expected to include the newly appointed directors, at the Company’s 2019 Annual Meeting of Stockholders.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGL and oil producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana.  The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

SAILINGSTONE CAPITAL PARTNERS is an employee-owned investment advisory firm focused exclusively on providing investment solutions in the global natural resource space. Based in San Francisco, SailingStone manages concentrated, long-only equity portfolios for investors.

2018-11

SOURCE: Range Resources Corporation

Range Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

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